AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 21, 2018

Registration No. 333-111060

Registration No. 333-124177

Registration No. 333-135877

Registration No. 333-165461

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-3

POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT NO. 333-111060

POST-EFFECTIVE AMENDMENT NO. 2 TO REGISTRATION STATEMENT NO. 333-124177

POST-EFFECTIVE AMENDMENT NO. 2 TO REGISTRATION STATEMENT NO. 333-135877

POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT NO. 333-165461

UNDER

THE SECURITIES ACT OF 1933

XO GROUP INC.

(Exact name of registrant as specified in its charter)

Delaware	13-3895178
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

195 Broadway, 25th Floor New York, New York (212) 219-8555 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michael Steib

Chief Executive Officer

XO Group Inc.

195 Broadway, 25th Floor

New York, New York

(212) 219-8555

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Adam Kaminsky

Fried, Frank, Harris, Shriver & Jacobson LLP

801 17th Street

NW Washington, DC 20006

Telephone: 1 (202) 639-7420

Approximate date of commencement of proposed sale to the public: Not applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 431(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”) relates to the following Registration Statements on Form S-3 (each, a “Registration Statement,” and collectively, the “Registration Statements”) of XO Group Inc., a Delaware corporation (the “Registrant”), previously filed by the Registrant with the U.S. Securities and Exchange Commission (the “SEC”):

•	File No. 333-111060, registering 2,800,000 shares of common stock, par value $0.01 per share, of the Company (“Common Stock”), which was filed with the SEC on December 10, 2003;

•	File No. 333-124177, registering 5,029,375 shares of Common Stock, which was filed with the SEC on April 20, 2005 and amended by pre-effective Amendment No. 1 filed with the SEC on May 25, 2005;

•	File No. 333-135877, registering 2,750,000 shares of Common Stock, which was filed with the SEC on July 20, 2006; and

•	File No. 333-165461, registering 3,671,526 shares of Common Stock, which was filed with the SEC on March 12, 2010.

On December 21, 2018, pursuant to an Agreement and Plan of Merger, dated as of September 24, 2018 (the “Merger Agreement”), by and among the Registrant, WeddingWire, Inc., a Delaware corporation (“Parent”), and Wedelia Merger Sub, Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub was merged with and into the Registrant, with the Registrant continuing as the surviving corporation and as a wholly owned subsidiary of Parent (the “Merger”). At the effective time of the Merger, each outstanding share of Common Stock (other than certain shares specified in the Merger Agreement) was converted into the right to receive $35.00 in cash, without interest and subject to required withholding taxes.

In connection with the Merger, the Registrant is terminating the Registration Statements and all offerings of securities pursuant to the Registration Statements and deregistering the remaining shares of Common Stock registered but unsold under the Registration Statements, if any, in accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the shares of Common Stock that had been registered for issuance that remain unsold at the termination of the offerings. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such shares of Common Stock.

After filing this Post-Effective Amendment, the Registrant intends to file a Form 15 to (i) terminate the registration of all of its securities registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Act”), and (ii) suspend the Registrant’s reporting obligations pursuant to Section 15(d) of the Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on December 21, 2018.

XO GROUP INC.

By:	/s/ Gillian Munson
Name: Gillian Munson
Title: Chief Financial Officer

No other person is required to sign this Post-Effective Amendment to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.